Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Kevin Kaastra

Vice President of Finance

Fremont Michigan InsuraCorp, Inc.

(231) 924-0300

FREMONT MICHIGAN INSURACORP, INC. ANNOUNCES 3RD QUARTER EARNINGS

Fremont, Michigan, November 8, 2005

3rd Quarter Highlights

•	Net income of $5.4 million or $6.20 per diluted common share

•	Underwriting income of $2.1 million and a combined ratio of 80.4

•	Pretax income of $2.4 million

•	Federal income tax benefit of $3.0 million including $3.8 million due to the reduction of deferred tax valuation allowance

•	Book value per share increase of $5.99

Fremont Michigan InsuraCorp., Inc. (OTCBB: FMMH) today reported its results of operations for the quarter and nine months ended September 30, 2005. For the quarter ended September 30, 2005 the Company reported net income of $5.4 million, or $6.20 per diluted share, as compared to a net loss of $130,000 for the quarter ended September 30, 2004. For the nine months ended September 30, 2005, the Company reported net income of $6.8 million, or $7.86 per diluted share, as compared to net income of $429,000 for the same period in 2004.

The Company’s book value per share increased to $27.47 at September 30, 2005 from $20.07 at December 31, 2004 and $21.48 at June 30, 2005.

The increase in net income is primarily due to the strong underwriting results generated during the quarter in addition to the reduction of the Company’s deferred tax valuation allowance. Due to the net operating losses generated by the Company from 1994 through 2001 the Company has maintained a 100% deferred tax valuation allowance. However, based upon management’s assessment of all available evidence, including the Company’s cumulative net income for recent fiscal years, estimates of current and future profitability and the overall prospects of our business, it was determined that as of September 30, 2005 it is more likely than not that sufficient taxable income will exist in the periods of reversal and therefore a portion of the recorded deferred tax asset will be realized. Accordingly, the Company reversed a portion of the deferred tax valuation allowance as of the beginning of the nine-month and three-month periods ended September 30, 2005. The reversal of the deferred tax valuation allowance increased book value by $3.8 million or $4.42 per share.

“The Company’s continued profitability, particularly the strong underwriting results during the third quarter, supports the reduction in the deferred tax valuation allowance,” stated Richard E. Dunning, President and CEO. “We are pleased that our operating performance supports the recognition of a significant asset associated with the tax benefits of net operating loss carryforwards that were generated during the mid to late 1990’s.”

The underwriting results for the third quarter were very strong as noted by our third quarter combined ratio of 80.4. Two significant items affecting the underwriting results for the quarter as compared to the 2004 quarter included very mild weather patterns and the continued positive impact on net premiums earned from placing the quota share reinsurance contract into runoff at the beginning of 2004. “Although the Company is feeling the impact of the soft competitive Michigan market in both the personal and commercial segments we are still pleased with our direct premium written growth,” stated Dunning. Direct premiums written increased 5.5% and 9.5% for the quarter and nine months ended September 30, 2005 compared to the same periods in 2004.

Revenue for the third quarter of 2005 was $10.9 million compared to $7.6 million in 2004. Net premiums earned for the third quarter were $10.5 million compared to $7.3 million in 2004. Net premiums earned increased $1.0 million during the quarter due to normal volume growth while the remaining increase of $2.2 million is due primarily to the Company no longer ceding earned premium under the quota share reinsurance agreement which was placed into runoff on January 1, 2004. Net investment income increased 6.3% to $272,000 as compared to $256,000 in the comparable period in 2004.

The Company’s loss ratio for the third quarter in 2005 was 50.3% compared to 65.4% in 2004. The decline in the loss ratio is due to the fact that the 2004 quarter included approximately $1.0 million in incurred losses associated with a thunderstorm that passed through the northeast section of Michigan in July 2004. The Company was not affected by any significant weather events during the third quarter of 2005. In addition, the Company’s net premiums earned were higher during the 2005 quarter driven primarily by the quota share runoff. The Company’s combined ratio for the third quarter was 80.4% compared to 102.4% for the third quarter of 2004.

Revenue for the nine month period ended September 30, 2005 was $30.6 million compared to $19.4 million in 2004. Net premiums earned for the nine month period were $28.9 million compared to $18.6 million in 2004. Net premiums earned increased $3.1 million during the nine month period due to normal volume growth while the remaining increase of $7.2 million is due primarily to the Company no longer ceding earned premium under the quota share reinsurance agreement which was placed into runoff on January 1, 2004 offset. Net investment income increased 52.0% to $1.0 million as compared to $666,000 in the comparable period in 2004. During the nine months ended September 30, 2005 the Company generated net realized gains of $388,000 compared to a net realized loss of $105,000 for the same period in 2004.

The Company’s loss ratio for the nine months ended September 30, 2005 was 56.2% compared to 64.3% in 2004. The Company’s combined ratio for the nine months ended September 30, 2005 was 89.6% compared to 98.9% for the same period in 2004.

Fremont Michigan InsuraCorp, Inc. is a holding company owning all of the common stock of Fremont Insurance Company. Headquartered in Fremont, Michigan, Fremont Insurance Company is a property and casualty insurer writing personal and commercial lines insurance on risks exclusively located in Michigan through approximately 162 independent agencies. Its products include homeowners, automobile, mobile home, dwelling, farm, commercial, workers compensation and marine.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Fremont Michigan InsuraCorp, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Fremont Michigan InsuraCorp, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Operations

	Nine Months Ended September 30,
	2005	2004
	(Unaudited)	(Unaudited)
Revenues:
Net premiums earned	$28,935,596	$18,575,987
Net investment income	1,013,263	666,483
Net realized gains (losses) on investments	388,006	(104,978)
Other income, net	296,944	285,315

Total revenues	30,633,809	19,422,807

Expenses:
Losses and loss adjustment expenses, net	16,268,879	11,947,954
Policy acquisition and other underwriting expenses	9,651,317	6,428,602
Interest expense	232,152	398,631
Demutualization expenses	—	143,189

Total expenses	26,152,348	18,918,376

Income before federal income tax expense	4,481,461	504,431

Federal income tax benefit (expense)	2,314,523	(75,000)

Net income	$6,795,984	$429,431

Net income per common share
Basic	$7.88
Diluted	$7.86

Supplementary financial data:
Combined ratio	89.6%	98.9%

Consolidated Statements of Operations

	Three Months Ended September 30,
	2005	2004
	(Unaudited)	(Unaudited)
Revenues:
Net premiums earned	$10,513,429	$7,294,306
Net investment income	271,672	256,292
Net realized gains (losses) on investments	5,586	(96,606)
Other income, net	103,033	98,889

Total revenues	10,893,720	7,552,881

Expenses:
Losses and loss adjustment expenses, net	5,288,043	4,770,904
Policy acquisition and other underwriting expenses	3,166,629	2,699,607
Interest expense	77,111	125,419
Demutualization expenses	—	101,962

Total expenses	8,531,783	7,697,892

Income (loss) before federal income tax expense	2,361,937	(145,011)

Federal income tax benefit	3,022,245	15,000

Net income (loss)	$5,384,182	$(130,011)

Net income per common share
Basic	$6.25
Diluted	$6.20

Supplementary financial data:
Combined ratio	80.4%	102.4%

Consolidated Balance Sheet

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets

Investments:
Fixed maturities available for sale, at fair value	$40,441,994	$37,205,694
Equity securities available for sale, at fair value	8,267,663	5,071,758
Mortgage loans on real estate from related parties	263,308	136,262

Total investments	48,972,965	42,413,714
Cash and cash equivalents	2,527,543	3,672,254
Receivable from sale of investments	—	739,150
Premiums due from policyholders, net	7,226,066	6,846,286
Amounts due from reinsurers	8,282,791	10,879,642
Accrued investment income	377,351	398,208
Deferred policy acquisition costs	2,893,667	2,860,621
Deferred federal income taxes	3,765,025	—
Property and equipment, net of accumulated depreciation	841,349	848,103
Other assets	3,350	3,136

	$74,890,107	$68,661,114

Liabilities and Stockholders’ Equity

Liabilities:
Losses and loss adjustment expenses	$19,091,495	$18,972,587
Unearned premiums	20,403,740	19,675,548
Reinsurance funds withheld and premiums ceded payable	1,361,968	3,018,710
Accrued expenses and other liabilities	7,463,480	6,798,772
Surplus notes	2,890,288	2,890,288

Total liabilities	51,210,971	51,355,905

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 862,128 shares issued and outstanding	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	7,540,767	7,512,913
Retained earnings	16,009,795	9,213,811
Accumulated other comprehensive income:
Net unrealized gains on investments, net of deferred federal income taxes	128,574	578,485

Total stockholders’ equity	23,679,136	17,305,209

Total liabilities and stockholders’ equity	$74,890,107	$68,661,114